EXHIBIT 99.1

Shengkai Innovations, Inc. Reports FY2012 Third Quarter Results

TIANJIN, China, May 14, 2012 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) ("the Company", "we", or "our"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced results for its fiscal year of 2012 ("FY2012") third quarter and nine months ended March 31, 2012.

FY2012 Third Quarter Highlights

  Revenues were approximately $5.7 million compared with approximately $26.6 million in the third quarter of fiscal year of 2011 ("FY2011");
  Revenues from the electric power segment were approximately $1.3 million compared with approximately $15.5 million in the third quarter of FY2011;
  Revenues from the petrochemical and chemical segment were approximately $4.0 million compared with approximately $8.5 million in the third quarter of FY2011; and
  Gross profit was approximately $2.6 million with a gross margin of 46.2%, compared with approximately $15.2 million and 57.0% in the third quarter of FY2011.

FY2012 Nine Months Highlights

  Revenues were approximately $27.0 million compared with $66.2 million in the first nine months in FY2011;
  Revenues from the electric power segment were approximately $7.5 million compared with $42.7 million in the first nine months in FY2011;
  Revenues from the petrochemical and chemical segment were approximately $17.8 million compared with $19.1 million in the first nine months in FY2011;
  Gross profit was approximately $11.8 million with a 43.6% gross margin, compared with $38.4 million and 58.0% in the first nine months of FY2011;
  Net income was approximately $2.6 million, or $0.14 earnings per diluted share; and
  Non-GAAP net income was approximately $5.0 million, or $0.27 non-GAAP earnings per share, after adjusting for non-cash items of share-based compensation and gain resulting from changes in the fair value of instruments.

The earnings (losses) per share data and the weighted average shares outstanding for all periods have been retroactively restated to reflect the 1-for-2 reverse stock split effected on March 9, 2012.

FY2012 Third Quarter Results

Revenues in the third quarter were approximately $5.7 million as compared to approximately $26.6 million in the third quarter of FY2011. Quarterly ceramic valves output was 905 sets as compared to 6,751 sets a year ago. Shengkai continues the transition of operations from the electric power industry to domestic and international petrochemical and chemical industry.

During the third quarter of FY2012, electric power industry, petrochemical and chemical industry, and other industries accounted for 23.1%, 70.2% and 6.8% of the quarterly revenues, respectively, compared with 58.4%, 32.0% and 9.6% in the third quarter of FY2011.

Specifically, revenues from the electric power industry were approximately $1.3 million compared with $15.5 million in the third quarter of FY2011. The decrease was primarily due to the general slowdown in economy and the increase in the sales price of our products, as well as the ongoing operational transition into the petrochemical and chemical industry. As previously disclosed, revenues from the electric power industry would continue to decrease in future fiscal quarters and major sales contribution would come from the petrochemical and chemical industry.

During the third quarter, revenues from the petrochemical and chemical industry were approximately $4.0 million compared with $8.5 million in the third quarter of FY2011. The decrease was primarily due to the general slowdown in economy and the increase in the sales price of our products.

Revenues from other industries, including the aluminum and metallurgy industries were approximately $0.4 million compared with approximately $2.6 million in the third quarter of FY2011. Due to its limited market potential, other industries will continue to remain peripheral to the Company's core priorities. Orders related to new blast furnace gas cleaning systems which led to temporary increase in revenues in past periods have been completed by the end of June 30, 2011.

In the third quarter, cost of sales decreased 73.3% year-over-year to approximately $3.1 million from approximately $11.5 million in the third quarter of FY2011. Cost of sales as a percentage of revenues was 53.8% compared with 43.0% in the comparable period a year ago due to both decrease in revenues and increase in costs.

Gross profit in the third quarter was approximately $2.6 million compared with approximately $15.2 million for the third quarter of FY2011. This decrease was primarily attributable to decrease in revenue and increase in depreciation expense and cost of raw material, partially mitigated by the increase in product sales price. Gross margin was 46.2%, compared with 57.0% for the third quarter of FY2011. The decrease in gross margin was primarily due to: 1) approximately $0.2 million increase in depreciation expenses resulting from an addition of approximately $18.1 million to property, plant and equipment during the past twelve months; 2) an approximately 16% year-over-year price increase in steel raw materials and steel die-casting components; and 3) costs spread over a smaller revenue base, despite the increase in product sales price.

Selling expenses in the third quarter decreased by 68.7% year-over-year to approximately $0.7 million from approximately $2.3 million for the comparable period in FY2011. Commissions paid to agents for introducing new sales decreased year-over-year to approximately $0.5 million from $2.1 million in the third quarter of FY2011. Since minor components of selling expenses such as sales staff's salaries and after-sale service expenses are flat-rate and did not diminish proportionally to revenue decrease, selling expenses as a percentage of quarterly sales increased to 12.8% from 8.7% in the third quarter of FY2011.

General and administrative ("G&A") expenses in the third quarter were approximately $2.2 million, down from approximately $5.3 million for the comparable period in FY2011. Excluding the non-cash share-based compensation, G&A expenses in the third quarter were approximately $1.2 million, compared with approximately $1.2 million for the comparable period of FY2011.

Total operating expenses in the third quarter of FY2012 were approximately $2.9 million compared with approximately $7.6 million for the comparable period in FY2011. Operating loss in the third quarter of FY2012 was approximately $0.3 million compared with operating income of approximately $7.5 million for the comparable period in FY2011.

Excluding the non-cash share-based compensation, non-GAAP operating income was approximately $0.7 million, compared with non-GAAP operating income of approximately $11.7 million for the comparable period in FY2011.

Provision for income taxes in the third quarter was approximately $0.3 million compared with approximately $1.9 million in the third quarter of FY2011. In April 2010, Tianjin Shengkai, the Company's operating entity in Tianjin, PRC, was awarded the status of "High Technology" enterprise by the local government. The tax rate for a "High Technology" enterprise is 15% and Tianjin Shengkai was taxed at that rate from January 1, 2010 through December 31, 2011. The Company expects to renew such treatment in calendar 2012.

GAAP net loss was approximately $0.1 million compared with net income of approximately $27.2 million in the third quarter of FY2011. Diluted losses per share were $0.01 compared to diluted earnings per share of $1.46 in the third quarter of FY2011.

Excluding the non-cash items of share-based compensation and changes in fair value of instruments, non-GAAP net income was approximately $0.8 million in the third quarter compared with approximately $10.0 million in the third quarter of FY2011. The decrease was primarily due to the decline in revenues resulting from slowdown in economy, increase in product sales price and operational transition, coupled with higher costs associated with depreciation and raw material expenses. Non-GAAP earnings were $0.05 per diluted share compared with $0.54 per diluted share in the third quarter of FY2011.

FY2012 First Nine Months Results

Total revenues for the first nine months of FY2012 were approximately $27.0 million compared with $66.2 million for the first nine months of FY2011. The decrease in revenue was due to the Company's operational transition and the general slowdown in economy in the PRC and the increase in our product sales price. The electric power, petrochemical and chemical, and other industries each contributed 27.6%, 65.8% and 6.5%, respectively, of total sales revenue during the nine months ended March 31, 2012. Specifically, revenues from the electric power industry were approximately $7.5 million. Revenues from the petrochemical and chemical industries were approximately $17.8 million. Revenues from other industries, including the aluminum and metallurgy industries were approximately $1.8 million.

Gross profit for the first nine months of FY2012 was approximately $11.8 million compared with approximately $38.4 million for the same period in FY2011. Gross margin was 43.6% compared with 58.0% one year ago. The decrease in gross margin was primarily due to: 1) approximately $1.6 million increase in depreciation expenses resulting from an addition of approximately $18.1 million to property, plant and equipment during the past twelve months; 2) an approximate 12% year-over-year price increase in steel raw material and steel die-casting components; and 3) costs spread over a smaller revenue base, despite the increase in product sale price.

Net income for the first nine months of FY2012 was approximately $2.6 million, or diluted earnings per share of $0.14, compared with a net income of approximately $69.0 million, or diluted net income per share of $3.83 during the first nine months of FY2011.

Excluding non-cash items of share-based compensation and change in fair value of instruments, non-GAAP net income for the first nine months of FY2012 was approximately $5.0 million compared with approximately $24.8 million for the comparable period in FY2011. The decrease was primarily due to the decline in revenues resulting from slowdown in economy in the PRC, increase in the product sales price and operational transition, coupled with higher costs associated with depreciation and raw material expenses.

Non-GAAP diluted earnings for the nine months ended March 31, 2012 were $0.27 per diluted share, compared to non-GAAP earnings of $1.37 per diluted share for the comparable period in FY2011.

GAAP to Non-GAAP Reconciliation Table (Unaudited)
(in U.S. Dollars)
	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2012	2011	2012	2011
GAAP Net Income (Loss)	$(103,237)	27,239,326	2,623,185	69,048,711
Add back/(Subtract):
Share-based compensation – employee options and stock awards	1,011,742	4,118,435	4,180,178	6,351,696
Changes in fair value of instruments	(79,808)	(21,339,398)	(1,836,530)	(50,646,533)
Non-GAAP Net Income	$828,697	10,018,363	4,966,833	24,753,874
GAAP Earnings (Losses) per share (diluted)	$(0.01)	1.46	0.14	3.83
Non-GAAP Earnings per share (diluted)	$0.05	0.54	0.27	1.37

Financial Condition

As of March 31, 2012, the Company had cash and cash equivalents of approximately $69.6 million and accounts receivable of approximately $6.3 million compared to approximately $59.9 million cash and cash equivalents and $12.6 million of accounts receivable as of June 30, 2011. Total current liabilities as of March 31, 2012 were approximately $3.1 million, compared with approximately $9.6 million as of June 30, 2011. Additionally, the Company has no short-term or long-term debts.

Net cash flow provided by operating activities was approximately $7.7 million for the first nine months of FY2012 compared with $21.1 million in the first nine months of FY2011. The decrease was primarily attributable to the lower adjusted net income.

Business Outlook

In response to the business disruptions and changes in the application of ceramic in the valve industry, Shengkai management has decided to gradually phase out its less profitable domestic market segments including the electric power market and focus on expanding the Company's presence in the more profitable domestic and foreign oil and chemical industries where ceramic valve products typically command higher prices than the domestic Chinese market. Successful penetration into the international oil and chemical markets, however, would require the Company to obtain various industry-wide certifications, including but not limited to ISO14000 and OHSAS18000 and other firm-specific supplier qualifications, which will take time to go through various application procedures, efforts in new product development and investment in additional or different equipment.

As such, the Company expects that in the immediately following quarter ended June 30, 2012, revenue from the electric power industry would continue to drop, and major contribution to our sales would be from the petrochemical and chemical industry. Such decrease may persist until our marketing and sales efforts to some new customers and projects pay off, and the expansion in the international market picks up meaningfully.

Non GAAP Financial Measures

To supplement the Company's consolidated financial statements for the three and nine months ended March 31, 2012 and 2011 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash items of i) share-based compensation costs related to the stock options and stock awards granted to independent directors and management staff, and (ii)  changes in the fair value of instruments as a result of adoption on July 1, 2009 of FASB ASC Topic 815, "Derivative and Hedging" ("ASC 815"). The Company's management believes that these non-GAAP measures, namely non-GAAP operating and net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 200 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31, 2012 AND JUNE 30, 2011
(Stated in US Dollars)

	March 31, 2012	June 30, 2011
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$69,562,772	$59,870,108
Restricted cash	124,350	1,386,873
Accounts receivable, net	6,349,763	12,623,359
Notes receivable	39,566	217,502
Other receivables	2,807,525	2,722,300
Advances to suppliers	494,020	274,814
Inventories	2,922,567	2,532,485
Total Current Assets	82,300,563	79,627,441
Property, plant and equipment, net	53,359,039	53,921,084
Construction in progress	--	--
Land use rights, net	2,547,103	2,534,059
Other intangible assets, net	4,764,240	5,370,148
TOTAL ASSETS	$142,970,945	$141,452,732

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Notes payable	124,350	1,386,873
Accounts payable	1,160,876	3,829,491
Advances from customers	668,405	227,451
Other payables and accrued expenses	819,255	2,350,144
Income tax payable	296,905	1,816,995
Total Current Liabilities	3,069,791	9,610,954
Warrant liabilities	41,237	168,442
Preferred (conversion option) liabilities	1,272,153	5,782,014
TOTAL LIABILITIES	$4,383,181	$15,561,410

Commitments and Contingencies	$--	$--

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)
AS AT MARCH 31, 2012 AND JUNE 30, 2011
(Stated in US Dollars)

	March 31, 2012	June 30, 2011
STOCKHOLDERS' EQUITY
Preferred stock – $0.001 par value 15,000,000 shares authorized; 3,087,368 and 5,987,368 issued and outstanding as of March 31, 2012 and June 30, 2011, respectively.	$3,087	$5,987
Common stock -- $0.001 par value 100,000,000 shares authorized; 16,638,307 and 14,888,306 shares issued and outstanding as of March 31, 2012 and June 30, 2011, respectively.*	16,638	14,889
Additional paid-in capital	70,551,003	63,569,139
Statutory reserves	11,196,604	11,196,604
Retained earnings	45,292,775	42,669,590
Accumulated other comprehensive income	11,527,657	8,435,113
TOTAL STOCKHOLDERS' EQUITY	138,587,764	125,891,322
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$142,970,945	$141,452,732

* The number of shares of common stock has been retroactively restated to reflect the Reverse Stock Split effected on March 9, 2012.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2012 AND 2011
(Stated in US Dollars)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2012	2011	2012	2011

Revenues	$5,680,510	$26,636,369	$26,985,465	$66,183,712
Cost of sales	(3,058,282)	(11,451,853)	(15,221,094)	(27,794,163)
Gross profit	2,622,228	15,184,516	11,764,371	38,389,549
Operating expenses:
Selling expenses	(727,696)	(2,325,547)	(2,803,429)	(5,914,514)
General and administrative expenses	(2,172,307)	(5,319,344)	(7,618,949)	(9,829,357)
Total operating expenses	(2,900,003)	(7,644,891)	(10,422,378)	(15,743,871)
Income (loss) from operations	(277,775)	7,539,625	1,341,993	22,645,678
Other income, net	20,802	160,066	74,843	217,661
Interest income, net	371,290	106,937	717,972	140,566
Changes in fair value of instruments - gain	79,808	21,339,398	1,836,530	50,646,533
Income before income taxes	194,125	29,146,026	3,971,338	73,650,438
Income taxes	(297,362)	(1,906,700)	(1,348,153)	(4,601,727)
Net income (loss)	(103,237)	27,239,326	2,623,185	69,048,711
Foreign currency translation adjustment	881,061	1,254,302	3,092,543	3,824,630
Comprehensive income	$777,824	$28,493,628	$5,715,728	$72,873,341

Basic earnings (loss) per share*	$(0.01)	$2.03	$0.16	$5.58

Diluted earnings (loss) per share*	$(0.01)	$1.46	$0.14	$3.83

Basic weighted average shares outstanding*	16,638,307	13,397,126	16,550,398	12,373,274

Diluted weighted average shares outstanding*	16,638,307	18,603,965	18,138,809	18,050,558

* The earnings (losses) per share data and the weighted average shares outstanding for all periods have been retroactively restated to reflect the 1-for-2 reverse stock split effected on March 9, 2012.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED MARCH 31, 2012 AND 2011
(Stated in US Dollars)

	Nine months ended March 31,
	2012	2011

Cash flows from operating activities
Net income	$2,623,185	$69,048,711
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,819,280	1,055,894
Amortization	768,943	755,458
Provision for doubtful accounts	185,531	--
(Gain) on disposal of property, plant and equipment	(10,584)	(3,320)
Changes in fair value of instruments – (gain)	(1,836,530)	(50,646,533)
Stock based compensation	4,180,178	6,351,696
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	6,302,473	(6,121,940)
Notes receivable	183,875	(41,873)
Other receivables	18,132	(907,745)
Advances to suppliers	(213,519)	192,572
Inventories	(332,232)	(692,866)
Increase (decrease) in liabilities:
Notes payable	(1,394,120)	(999,199)
Accounts payable	(2,887,770)	2,117,933
Advances from customers	430,011	(648,322)
Other payables and accrued expenses	(1,561,822)	806,187
Income tax payable	(1,540,673)	800,699
Net cash provided by operating activities	7,734,358	21,067,352
Cash flows from investing activities
Proceeds from disposition of property, plant and equipment	(487)	517
Purchase of property, plant and equipment	(52,973)	(70,553)
Payment of construction in progress	(494,230)	(8,035,404)
Purchase of intangible assets	--	(1,966)
Increase in advances to suppliers for purchase of equipment and construction	(132,035)	(2,146,049)
Decrease/(increase) in restricted cash	1,276,189	175,038
Net cash provided by (used in) investing activities	596,464	(10,078,417)

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE SIX MONTHS ENDED MARCH 31, 2012 AND 2011
(Stated in US Dollars)

	Nine months ended March 31,
	2012	2011

Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	--	17,466,689
Net cash provided by financing activities	--	17,466,689

Net increase (decrease) in cash and cash equivalents	$8,330,822	$28,455,624

Effect of exchange rate changes on cash and cash equivalents	1,361,842	1,066,560

Cash and cash equivalents–beginning of year	59,870,108	20,995,182

Cash and cash equivalents–end of year	$69,562,772	$50,517,366

Supplementary cash flow information:

Interest received	$717,972	$140,568

Taxes paid	$2,888,824	$3,801,029

Non-cash transaction:
Preferred stock conversion to common stock	$--	$--
Common stock issuance	$--	$3,054,000
CONTACT: Shengkai Innovations, Inc.
         Linbin Zhang, Interim CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com